Exhibit 10.3

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (hereinafter “Release”) is entered into among Peter F. Riley (hereinafter “Executive”) and The Howard Hughes Corporation, a Delaware corporation (the “Company”).

The parties previously entered into an employment agreement dated November 6, 2017 and an amendment thereto on November 19, 2019 (together the “Employment Agreement”), pursuant to which Executive is entitled to certain payments and benefits upon termination of employment subject to the execution and nonrevocation of this Release. On March 31, 2023, the Company provided written notice to Executive of his termination without cause pursuant to Sections 3(d) and 4(a) of the Employment Agreement.

NOW THEREFORE, in consideration of certain payments and benefits under the Employment Agreement, Executive and the Company agree as follows:

1.            Waiver of Notice Period. Notwithstanding Section 3(d) of the Employment Agreement, in exchange for the Company’s agreements in paragraphs 3 and 5 of this Release, Executive hereby waives the remainder of the sixty (60) day notice period described therein and elects to resign from the Company effective May 15, 2023 (the “Termination Date”). For purposes of Executive’s Employment Agreement, the Company and Executive agree that the Executive’s resignation shall be treated as a “termination without cause.” Capitalized terms used but not defined in this Release shall have the meanings set forth in the Employment Agreement.

2.            Continuation of Salary and Benefits. Notwithstanding the fact that Executive’s date of termination of employment with the Company is on the Termination Date, the Company acknowledges and agrees that, through and including May 30, 2023, the Company shall continue to pay or provide to Executive (i) the Annual Base Salary, paid in accordance with the Company’s normal payroll practices, and (ii) continued participation in the Company’s paid time off and other fringe benefit plans that Executive was participating in immediately prior to the Termination Date in accordance with their respective terms, including all health, medical, and dental insurance plans that Executive was participating in immediately prior to the Termination Date: provided, however, that if the continuation of such insurance coverage is not allowed under the terms of the applicable plan or by the applicable plan provider, or to the extent necessary to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended, the Company may instead provide Executive with a lump sum payment (no later than May 30, 2023) equal to the aggregate COBRA premiums that Executive pays to continue his participation for himself and his dependents in such plans through May 30, 2023. In addition, any and all unreimbursed business expenses will be paid or reimbursed to you in accordance with Section 2(d) of your Employment Agreement. Moreover, regardless of whether or not the Executive signs this Agreement, pursuant to the applicable policy, the Executive will be paid all 315 hours of his accrued, unused Paid Time Off (“PTO”), which amounts to $87,457.92. Finally, the Company will also promptly inform the Newport Group of Executive’s Termination Date and will promptly inform Executive of the date he can expect to receive distribution of the proceeds in his account from the Newport Group.

3.            Severance Pay and Benefits. The Company and Executive acknowledge and agree that the following constitutes the severance pay and benefits to which Executive is entitled under Section 4(a) of the Employment Agreement as well as additional pay and benefits that the Company is providing (in addition to the Accrued Benefits and the payments described in paragraph 2 of this Release), subject to Executive’s timely execution, delivery, and nonrevocation of this Release:

Employment Agreement Section	Payment or Benefit	Amount or Description	Payment or Benefit Date
4(a)(ii)	2023 Pro Rated Target Bonus Payment	$345,205.48	On or before May 30, 2023;
4(a)(iii)	Cash Severance	$1,417,500	On or before May 30, 2023;
4(a)(iv)	Accelerated Equity Vesting	Time-based equity awards vest in full	Time-based awards vest as of the Termination Date;
N/A	Accelerated Equity Vesting	Performance-based equity awards vest in full	Performance-based awards vest at 100% as of the Termination Date;
N/A	Relocation Benefit	$300,000 lump sum payment	In lieu of the Company’s obligation to purchase Executive’s principal residence at 27 N. Fazio Way, Spring, Texas 77389;
N/A	Consulting Agreement	6 month consulting agreement for a total of $210,000	Paid in equal monthly installments beginning on June 1, 2023;

In addition, the Company and Executive acknowledge and agree that any Company stock ownership requirements applicable to Executive shall cease to apply. For the avoidance of doubt, there shall be no restrictions after the Termination Date on Executive’s ability to pledge Company stock held by Executive (or sell such stock), and the Company shall reasonably cooperate with Executive to timely respond to any requests from third parties to confirm the foregoing. For the avoidance of doubt, no payments will be owed to Executive until the Effective Date defined in Paragraph 6 below at the earliest.

4.            Withholding. The Company shall withhold from any amounts paid or provided to Executive under this Release such federal, state, local, or non-U.S. taxes as shall be required to be withheld pursuant to any applicable law or regulation.

5.            Releases. Executive expressly waives and releases the Company, its affiliates and related entities, parent corporations and subsidiaries, and all current and former directors, administrators, supervisors, managers, agents, officers, partners, stockholders, attorneys, insurers and employees of the Company and its affiliates, related entities, parent corporations and subsidiaries, and their successors and assigns (the “Company Released Entities”), from any and all claims, actions and causes of action, at law or in equity, known or unknown, including, without limitation, those directly or indirectly relating to or connected with Executive’s employment with the Company or termination of such employment, including but not limited to any and all claims under the Texas Labor Code, the Texas Payday Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as such Acts have been amended, and all other forms of employment discrimination whether under federal, state or local statute or ordinance, wrongful termination, retaliatory discharge, breach of express, implied, or oral contract, interference with contractual relations, defamation, intentional infliction of emotional distress and any other tort or contract claim under common law of any state or for attorneys’ fees, based on any act, transaction, circumstance or event arising up to and including the date of Executive’s execution of this Release; provided, however, that (i) nothing herein shall limit or impede Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission, or any similar local, state or federal agency, or to file a claim for unemployment compensation benefits, and/or any causes of action which by law Executive may not legally waive, (ii) Executive does not release the Company Released Entities from any rights and/or claims (a) Executive may have that arise after the date Executive signs this Release, (b) that by law cannot be waived by private agreement, (c) with respect to indemnification, advancement of expenses, reimbursement, or directors and officers insurance liability coverage arising under the charter, bylaws, other organizational documents, and insurance policies of, or maintained by, the Company and its subsidiaries and other affiliates, or (d) to enforce this Release. Executive agrees, however, that if Executive, or anyone acting on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Release, Executive waives any right to, and will not accept, any payments, monies, damages, or other relief awarded in connection therewith. Notwithstanding anything to the contrary in this Release, Executive shall not be prohibited from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (ii) providing confidential information to the extent required by law or legal process or permitted by Section 21F of the Securities Exchange Act of 1934; (iii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding; or (iv) from seeking and obtaining a whistleblower award from the Securities and Exchange Commission (“SEC”) pursuant to Section 21F of the Exchange Act or a statutory award for information provided to the SEC. The Company expressly waives and releases Executive from any and all claims, actions and causes of action, at law or in equity, known or unknown, arising prior to the Effective Date; provided, however, the Company does not release Executive from any of the following rights and/or claims: (i) any rights and/or claims the Company may have that arise after the date Executive signs this Release; (ii) any rights and/or claims that by law cannot be waived by private agreement; (iii) any rights and/or claims which are based upon any acts or omissions of Executive that involve fraud or arising out of acts that constitute a violation of criminal laws; (iv) any rights and/or claims to enforce the Employment Agreement in accordance with its terms (including the restrictive covenants set forth in the Employment Agreement), subject to the terms of this Release; or (v) any rights and/or claims to enforce this Release. Notwithstanding the foregoing or any other term or provision hereof, in no event does Executive waive any claims, causes of action, rights, or privileges arising under Federal, state or other securities, corporate, or other laws by virtue of his status as a stockholder or other security holder of the Company.

6.            Effectiveness; Revocation. Executive acknowledges: (a) that Executive has been advised in writing hereby to consult with an attorney before signing this Release, and (b) that Executive has had at least twenty-one (21) days after receipt of this information and Release to consider whether to accept or reject this Release. Executive understands that Executive may sign this Release prior to the end of such twenty-one (21) day period, but is not required to do so. In addition, Executive has seven (7) days after Executive signs this Release to revoke it. Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) day revocation period. If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Company, in care of the office of the General Counsel. If Executive revokes this Release as provided herein, it shall be null and void. If Executive does not revoke this Release within seven (7) days after signing it, this Release shall become enforceable and effective on the eighth (8th day after the Executive signs this Release (the “Effective Date”).

7.            No Admission. Executive and the Company agree that neither this Release nor the performance hereunder constitutes an admission by the Company or any of its affiliates of any violation of any federal, state or local law, regulation, or common law, or any breach of any contract or any other wrongdoing of any type.

8.            Governing Law. This Release shall be construed and enforced pursuant to the laws of the State of Delaware as to substance and procedure, including all questions of conflicts of laws.

9.            Entire Agreement. This Release constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter thereof; provided that this Release does not apply to: (a) any claims under employee benefit plans subject to the Employee Retirement Income Security Act of 1974 in accordance with the terms of the applicable employee benefit plan, or any option agreement or other agreement pursuant to which Executive may exercise rights after termination of employment to acquire stock or other equity of the Company, (b) any claim under or based on a breach of this Release or Section 8 of the Employment Agreement after the date that Executive signs this Release; (c) rights or claims that may arise under the Age Discrimination in Employment Act or otherwise after the date that Executive signs this Release; or (d) any right to indemnification or directors and officers liability insurance coverage to which Executive is otherwise entitled in accordance with the Employment Agreement. The captions to each paragraph of this Release are inserted for convenience only, are not part of the provisions hereof and shall have no force or effect.

10.          Nondisparagement. Executive shall not, in any manner, directly or indirectly through another person or entity, knowingly make any false or any disparaging or derogatory statements about the Company, any of its Affiliates or any of their employees, officers or directors. The Company, in turn, agrees that it will not make, in any authorized corporate communications to third parties, and it will direct the members of the Board, the Chief Executive Officer and other executive officers of the Company, not to in any manner, directly or indirectly through another person or entity, knowingly make any false or any disparaging or derogatory statements about the Executive; provided, however, that nothing herein shall prevent either party from giving truthful testimony or from otherwise making good faith statements in connection with legal investigations or other proceedings.

11.          Certain Specific Acknowledgments. Executive expressly acknowledges and agrees that, as of and following the date of Executive’s termination of employment with the Company, Executive has no further right to, and the Company shall not pay or provide to Executive, any Company-provided perquisites or fringe benefits (except as expressly provided in paragraph 2 of this Release, or any continuation of benefits required under the Consolidated Omnibus Reconciliation Act of 1985 (commonly known as “COBRA”) at Executive’s sole cost and expense). Executive expressly acknowledges and agrees that no proprietary or confidential information of the Company or its Affiliates (as described in Section 8(b) of the Employment Agreement) shall constitute Executive’s personal property, and that Executive shall return all such proprietary or confidential information to the Company (or, in the case of such information stored on Executive’s electronic devices, delete such information). The Company expressly acknowledges and agrees that Executive shall be entitled to retain the Company owned electronic devices Executive currently uses, subject to removal of any proprietary and confidential information of the Company or its Affiliates (as described in Section 8(b) of the Employment Agreement) from such devices. As of the Termination Date, Executive hereby resigns from all fiduciary positions (including as trustee) and from all other offices and positions he holds with the Company and any of its affiliates.

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12.          EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS FULLY READ AND FULLY UNDERSTANDS THIS RELEASE; AND THAT EXECUTIVE ENTERED INTO IT FREELY AND VOLUNTARILY AND WITHOUT COERCION OR PROMISES NOT CONTAINED IN THIS RELEASE.

EXECUTIVE

/s/ Peter F. Riley
Peter F. Riley

THE HOWARD HUGHES CORPORATION

By:	/s/ David R. O’Reilly
Name:	David R. O’Reilly
Title:	Chief Executive Officer

[Signature Page to Separation and Release Agreement]